                                                                   EXHIBIT 10.19

July 28, 1998

Mr. Jeff Ballowe
85 Estrada Calabasa
Santa Fe, NM 87501
FAX: 505-984-2349

Dear Jeff:

I am pleased to offer you a position as a Director on XOOM, Inc.'s Board of Directors. The company will carry Director's and Officer's insurance upon IPO. Your compensation would be as follows:

1. Stock options in XOOM common stock for 35,000 shares at a strike price of $4.50. These share vest monthly over 2 years of service and would immediately vest upon sale of the company. This represents about 1/4 of a percent of the 14 million shares currently outstanding.

2. Ongoing consulting fee of $10,000 per month in stock options with a strike price of $4.50 per share vesting monthly over two years - this portion of the option payment would discontinue upon IPO and all options earned for consulting or fund raising (see #3 below) would immediately vest. The options will be "grossed up" to cover the $4.50 strike price and achieve the $10,000 per month rate. After the IPO, you will receive $10,000 per month, payable in stock and "paid out" using the closing price on the last trading day of the month or the last day of the month (if not public) for 18 months. We agree to cooperate to minimize your personal tax and XOOM's cheap stock issues, within the constraints of the above.

3. A commission of 5% of money raised for XOOM, payable in stock, if after the IPO and "grossed up" options as above at the then current strike price if payable before the IPO.

Please indicate your acceptance of the above terms by signing below.

Sincerely yours,                        ACCEPTED

/s/Chris Kitze
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Chris Kitze                             /s/ Jeff Ballowe
Chairman                                ---------------------------------
                                        Jeff Ballowe

                             [XOOM.COM LETTERHEAD]




                                December 2, 1998

Mr. Jeff Ballowe
85 Estrada Calabasa
Santa Fe, NM 87501

     Re:  Director's Agreement

Dear Jeff:

     Please allow this letter to confirm our earlier discussions about revisions to paragraph 2 of your letter agreement (the "Agreement") with XOOM.com, Inc. (the "Company") dated July 28, 1998. As we discussed, paragraph 2 shall be amended to read in its entirety as follows:

     "2. For a period of 18 months after July 28, 1998, you will receive a fee of $10,000 per month for your services as a director, which prior to the completion of the Company's initial public offering ("IPO") will be payable in stock options with a strike price of $4.50 per share vesting monthly over two years. Upon the IPO, this portion of the option payment would discontinue and all options earned for consulting or fund raising (see paragraph 3 below) would immediately vest. The options will be "grossed up" to cover the $4.50 strike price and achieve the $10,000 per month rate. After the IPO and for the remainder of the 18 month period, your director's fee will be payable in Common Stock, with payments based upon the closing price of the Common Stock on the last trading day of the month or, if the Common Stock is not publicly traded, the fair market value of the Common Stock on the last day of the month, as determined by the Board of Directors acting in good faith."

     Please indicate your acceptance of this revision by signing below.

                              Sincerely yours,


                              /s/ Chris Kitze

                              Chris Kitze
ACCEPTED:



/s/ Jeff Ballowe
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Jeff Ballowe